Exhibit 10.80

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement” is entered into as of October 21, 2010 by and between Burger King corporation (together with any Successor thereto, the “Company”), and Steven M. Wiborg (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to accept such employment on such terms and conditions; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Agreement to Employ; Commencement Date. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company commencing on the “Commencement Date” (as defined below in Section 2(a)).

2. Term; Position and Responsibilities; Location.

(a) Term of Employment. Commencing on October 25, 2010 (the “Commencement Date”), unless Executive’s employment shall sooner terminate pursuant to Section 11, the Company shall employ Executive on the terms and subject to the conditions of this Agreement from the Commencement Date through the first anniversary of the Commencement Date (the “Initial Term”. Effective upon the expiration of the Initial Term and each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company shall have given written notice to Executive, at least ninety (90) days prior to the expiration of the Initial Term or such Additional Term, of its intention not to extend the Employment Period (as defined below) hereunder. Executive’s Separation from Service (as defined below) with the Company pursuant to any such notice of non-extension delivered by the Company to Executive shall occur upon expiration of the relevant Term or Additional Term (as applicable) and shall be deemed to constitute his Separation from Service due to termination of his employment by the Company Without Cause (as defined below) pursuant to Section 11(c) hereof. For purposes of this Agreement, “Separation from Service” has the meaning given to such term in Section 1.409A-l(h) of the regulations (as amended) promulgated under Section 409 A of the United States Internal Revenue Code of 1986, as amended (the “Code”). The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with this section, shall be referred to as the “Employment Period.”

The Company shall employ Executive on the terms and subject to the conditions of this Agreement. Unless sooner terminated under Section 11 of this Agreement, Executive may terminate his employment under this Agreement by giving thirty (30) days written notice delivered to the Company. Such notice shall be delivered in the manner set forth in Section 22(g) of this Agreement.

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as the President of North American Operations and Executive Vice President of the Company. Executive shall have the responsibility to direct the management and policies of the Company’s North American Operations and to make day-to-day as well as long-term decisions on matters of management, policy and operations. Such duties shall include, but not be limited to, direction and control with respect to the following matters: (i) recruitment, retention, compensation and discharge of employees, including decision-making authority regarding salary increases, bonus programs, performance programs and all other human resource functions; (ii) capital expenditures; (iii) legal (iv) accounting (including management systems and reporting); (v) field operations; (vi) franchising activities (including marketing and branding); and (vii) corporately owned store locations, in each case subject to the oversight of the CEO and the Board of Directors (or any committee thereof) of the Company (the Board or such committee referred to as the “Board”). Executive shall also have such other duties and responsibilities consistent with Executive’s title and position as the Chief Executive Officer and the Board specifies from time to time. Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability; provided that nothing in this Agreement prohibits Executive’s involvement in (a) community or charitable activities or (b) personal or family investment-related activities, as long as such activities do not interfere or conflict with Employee’s performance of his duties and services hereunder or create a potential business or fiduciary conflict. In this regard, Company hereby approves of Executive’s retained equity position in Heartland Holdings of Delaware LLC and Heartland Merger Holdings LLC, the parent companies of existing franchisees of the Company. The Company further approves of Executive’s equity interests in limited liability companies that own, in the aggregate, four (4) parcels of real estate leased as Burger King store locations with two (2) of such locations being leased to directly to the Company.

(c) Location. During the Employment Period, Executive’s services shall be performed primarily in the Miami-Dade metropolitan area. However, Executive may be required to travel in and outside of Miami-Dade as the needs of the Company’s business dictate.

3. Signing Bonus. Within ten (10) days of the Commencement Date, the Company shall pay to Executive a one-time signing bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) subject to all payroll deductions, taxes and withholdings as may be required under applicable law.

4. Moving Allowance. Within ten (10) days of the Commencement Date, Employer shall pay to Executive a one time moving allowance in the amount of Sixty Thousand Dollars ($60,000.00) subject to all payroll deductions, taxes and withholdings, if any, as may be required under applicable law.

5. Relocation Service. The Company shall retain a relocation company to purchase the current primary residence of Executive located in Naperville, Illinois, for a price equal to its fair market value. During the Employment Period, the said relocation company shall also pay for all reasonable customary and appropriate expenses arising out of or related to Executive’s family move to Miami-Dade, Florida, metropolitan area, including, but limited to, closing costs (other than any loss related to the value of the Executive’s home), real estate commissions, transportation of personal belongings, lodging, packing and unpacking and other associated logistics and expenses.

6. Reimburse of Travel Expenses. During the Employment Period and prior to the Executive’s relocation to the Miami-Dade metropolitan area, and for a period not to exceed ninety (90) days from the Effective Date, the Company shall reimburse Executive for all reasonable travel, lodging and meals incurred by Executive in commuting from Executive’s current home to the location of and for the purposes of performing the Executive’s duties described in Section 2(c).

7. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $500,000, payable in installments on the Company’s regular payroll dates. The Board shall review Executive’s base salary annually during the Employment Period and may increase (but not decrease) such base salary from time to time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures. The annual base salary payable to Executive from time to time under this Section 7 shall hereinafter be referred to as the “Base Salary.”

8. Annual Incentive Compensation.

(a) Beginning on July 1, 2011, Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with respect to each fiscal year ending during the Employment Period. The Annual Bonus shall be determined under the annual incentive plan maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. For each such fiscal year, Executive shall be eligible to earn a target Annual Bonus equal to one hundred fifty percent (150%) of Executive’s Base Salary for such fiscal year, if the Company achieves the target performance goals established by the Board for such fiscal year in accordance with the terms of the Bonus Plan. If the Company does not achieve the threshold performance goals established by the Board for a fiscal year, Executive shall not be entitled to receive an Annual Bonus for such fiscal year. If the Company exceeds the target performance goals established by the Board for a fiscal year, Executive may be entitled to earn an additional Annual Bonus for such year in accordance with the terms of the applicable Bonus Plan. The Annual Bonus for each year shall be payable at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned.

Executive shall be entitled to receive any Annual Bonus that becomes payable in a lump-sum cash payment, or, at his election, in any form that the Board generally makes available to the Company’s executive management team, provided that any such election is made by Executive in compliance with Section 409A of the Code and the regulations promulgated thereunder.

(b) During the Employment Period, Executive shall be eligible to receive equity grants in accordance with the terms and conditions of the equity plan providing for equity-based incentive compensation maintained by the Company for employees at Executive’s grade level that the Company designates, in its sole discretion; provided that it is the intention of the Board to grant to the Executive the option to acquire common stock of the Company or any of its Affiliates (with the number of shares of common stock underlying the option having an aggregate grant date fair value of $5,000,000 as determined by the Board) (the “Options”) at a purchase price equal to the fair market value of such amount of stock on the date of grant. The Options shall be subject to the terms and conditions as reflected in the definitive documentation related thereto.

9. Employee Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive’s grade level are eligible to participate, including, to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

10. Expenses; Etc.

(a) Business Travel, Lodging, etc. Subject to Section 22(k)(iii) herein, during the Employment Period, the Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence satisfactory to the Company of the incurrence and purpose of each such expense, provided that such expenses are permitted under the terms and conditions of the Company’s business expense reimbursement policy applicable to executives at Executive’s grade level, as in effect from time to time.

(b) Vacation. During the Employment Period, Executive shall be entitled to vacation on an annualized basis in accordance with the Company’s vacation policy, currently four (4) weeks per year for an individual in Executive’s position, without carry-over accumulation. Executive shall also be entitled to Company-designated holidays.

11. Termination of Employment.

(a) Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability (as defined below in this subsection (a)). In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section

11(f)(ii). For purposes of this Agreement, “Disability” means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six (6) months or longer. The determination of Executive’s Disability will (i) be made by an independent physician agreed to by the parties, or if the parties are unable to agree within ten (10) days after a request for designation by a party, by an Independent physician identified by the Company’s disability insurance provider, (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

(b) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below in this subsection (b)). In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 11(f)(ii). For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any material provision of this Agreement; (ii) a material and willful violation by Executive of any of the material Policies (as defined in Section 15); (iii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of a felony or other serious crime involving moral turpitude; provided that in the case of any breach of clauses (i), (ii) or (iii) that is curable, no termination there under shall be effective unless the Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice, or, if such event is not so cured, an opportunity on at least five (5) days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event. If, in the event Executive’s employment is terminated by the Company Without Cause (as defined in subsection (c) below) and, on or before the 12-month anniversary of the applicable Date of Separation from Service of such termination Without Cause, it is determined based upon credible evidence and in good faith by the Board that Executive’s employment could have been terminated for Cause under clauses (iv), (v) or (vi) hereof, Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause, effective as of the date of the occurrence of the events giving rise to the Cause termination. Upon such determination, the Company shall immediately cease paying any termination benefits pursuant to Section 11 hereof.

(c) Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below in this subsection (c)) at any time. In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 11(f)(i). For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Executive’s death or Disability as described in Section 11(a) and other than for Cause as described in Section 11(b).

(d) Termination by Executive. Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)). In the event of a termination of Executive’s employment by Executive’s resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 11(f)(ii) and in the event of a termination of Executive’s employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 11(f)(i). For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall mean a resignation by Executive from his employment with the Company within thirty (30) days following the occurrence, without Executive’s consent, of any of the following events: (i) a material diminution in the Executive’s position, authority or responsibilities; (ii) any decrease in Executive’s Base Salary or a material decrease in the Executive’s incentive compensation opportunities as set forth in Section 8; or (iii) any other material breach by the Company of any material provision of this Agreement (including without limitation any failure by the Company to obtain agreement by any Successor thereto to expressly assume and agree to perform this Agreement as required by Section 18 herein); provided that the Executive shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.

(e) Procedure for Termination of Employment.

(i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 11 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

(ii) Date of Separation from Service. The term “Date of Separation from Service” shall mean, with respect to Executive’s Separation from Service with the Company, (A) if the Separation from Service occurs due to Executive’s death, the date of his death, (B) if the Separation from Service occurs due to termination of Executive’s employment by the Company by reason of Executive’s Disability, a date which is at least six (6) months following the occurrence of the event giving rise to the Disability, (C) if the Separation from Service occurs due to a termination of Executive’s employment by Executive for any reason, a date which is at least 30 days following the issuance of the Notice of Termination and (D) if the Separation from Service occurs due to termination of Executive’s employment for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Separation from Service.

(iii) Section 409A of the Code. Notwithstanding anything to the contrary in Section 11(e)(ii), the determination of whether and when the Date of Separation from Service occurs for the purpose of determining when any amount that is “nonqualified deferred compensation” subject to Section 409A of the Code becomes due and payable shall be made in a manner consistent with, and based on the presumptions set forth in, Section 1.409A-1(h) of the regulations promulgated under Section 409 of the Code. Solely for purposes of the determination referred to in the preceding sentence, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code. In the event that the Date of Separation from Service, as determined in accordance with this Section 11(e)(iii), occurs before the applicable notice period specified in Section 11(e)(ii) has elapsed, the Company may elect to pay, or commence payment of, any amounts to which this Section 11(e)(iii) applies following the completion of such notice period, but not later than the end of the taxable year in which the Date of Separation from Service occurs.

(f) Payments Upon Certain Terminations.

(i) In the event of Executive’s Separation from Service with the Company due to a termination of his employment by the Company Without Cause or Executive’s resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive, within thirty (30) days of the Date of Separation from Service, his (x) Base Salary through the Date of Separation from Service, to the extent not previously paid, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Separation from Service that are subject to reimbursement pursuant to Section 10(a) and (z) payment for vacation time accrued as of the Date of Separation from Service but unused (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”). In addition, in the event of Executive’s Separation from Service as described in this Section 11 (f)(i), provided that Executive executes and delivers to the Company and does not revoke, within the applicable period of time provided for under the Age Discrimination in Employment Act of 1967, as amended, and in no event later than sixty (60) days following the Executive’s Date of Separation from Service, an irrevocable Separation Agreement and General Release substantially in the form approved by the Company, Executive shall be entitled to the following payments and benefits:

(1) During the period commencing on the first business day following the Date of Separation from Service and ending on the 30-month anniversary of the Separation from Service (the “Severance Period”) Executive shall receive, in substantially equal installments, in accordance with the Company’s regular payroll policies as in effect on the Date of Separation from Service but in no event less frequently than monthly, an aggregate amount equal to two and one-half times (2.5x) the

Executive’s Base Salary as in effect on the Date of Separation from Service. Any amounts payable pursuant to this Section 11(f)(i) shall not be paid until the first scheduled payment date following the date the Separation Agreement and General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Date of Separation from Service if such delay had not been required; provided, however, that any such amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder shall not commence until the 60th day following the Date of Separation from Service to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, and, if such payments are required to be so delayed, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(2) subject to Section 22(k)(iii) herein, continued coverage during the period commencing on the Date of Separation from Service and ending on the one-year anniversary of the Date of Separation from Service under the Company’s medical, dental and life insurance plans referred to in Section 9 for Executive and his eligible dependents participating in such plans immediately prior to the Date of Separation from Service, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as in effect from time to time; and

(3) At the discretion of the Company, the services of an outplacement agency as selected by and for such period of time as determined by the Chief Human Resources Officer of the Company; provided that in no event will the duration of such outplacement services exceed the one year period following the Separation of Service and that any reimbursement to be paid by the Company for such services will be made by the end of the year following the year in which the Date of Separation from Service occurs.

Executive shall not have a duty to mitigate the costs to the Company under this Section 11(f)(i), nor shall any payments from the Company to Executive pursuant to this Section 11(f) be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined in Section 22(1) below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive or be offered health or medical benefits coverage during the Severance Period by a subsequent employer or Person for whom Executive performs services, Executive shall notify the Company of this within seven (7) business days of such receipt or offer, as applicable, and all similar health and medical benefits coverage provided by the Company to Executive shall terminate as of the effective date of such new coverage.

(ii) In the event of Executive’s Separation from Service due to a termination of his employment (x) upon his death or (y) by the Company for Cause or as a result of Executive’s Disability or (z) by Executive without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Separation from Service. In addition, if Executive’s employment shall terminate upon his death or be terminated by the Company as a result of Executive’s Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Pro-Rata Bonus, if any, in one lump sum on the Bonus Payment Date for the fiscal year of the Company that includes the Date of Separation from Service, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned. For purposes, of this Section 11(f)(ii), “Bonus Payment Date” means the date on which annual bonuses with respect to a fiscal year are actually paid by the Company to its active executives. For purposes of this Section 11(f)(ii), “Pro-Rata Bonus” means a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Separation from Service, such portion to equal the product of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals for such year established pursuant to Section 4, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that preceded the Date of Separation from Service and the denominator of which is equal to 365.

(iii) Except as specifically set forth in this Section 11(f), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its Affiliates.

(g) Resignation upon Termination. Effective as of any Date of Separation from Service under this Section 11 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board and Board committee memberships (if any) and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

12. Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates, In addition, Executive recognizes that he will have access to and become familiar with or exposed to Confidential

Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company if he, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its good will and Confidential Information, and, as such, these legitimate business interests justify the following restrictive covenants:

(a) Confidentiality.

(i) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential. Except as required by law or the requirements of any stock exchange, Executive agrees not to disclose any information contained in this Agreement to anyone, other than to Executive’s lawyer, financial advisor or immediate family members. If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.

. (ii) Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(b) Non-Competition. Executive agrees that during his employment with the Company, Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during his employment with the Company and for the period of one (1) year (or, in circumstances in which Executive receives severance payments pursuant to Section 11(f)(i) hereof, the Severance Period) following Executive’s Separation from Service with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agrees that this non-compete provision applies on a worldwide basis.

(c) Non-Solicitation of Employees and Franchisees. During the period of Executive’s employment with the Company and for the one (1)-year period (or, in circumstances in which Executive receives severance payments pursuant to Section 11(f)(i) hereof, the Severance Period, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates or engaged to provide services to any such entity, or (B) a franchisee of the Company or any of its Affiliates.

13. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

14. Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

15. Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

16. Data Protection & Privacy.

(a) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Burger King Corporation Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 1.

(b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during his employment with the Company. Executive hereby acknowledges that all communications and activities on Company equipment or premises cannot be presumed to be private.

17. Injunctive Relief with Respect to Covenanats; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that a breach by Executive of any of Section 12, 13, 14, 15 or 16 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 11 is subject to Executive’s compliance with Executive’s obligations under Sections 12 through 16 inclusive, and that in the event of a breach by Executive of any of Section 12, 13, 14, 15 or 16, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 11. In addition, if not repaid, the Company shall have the right to set off, in accordance with (and to the extent permitted by) Section 409A of the Code and the regulations promulgated thereunder, from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 11(f) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 17 shall be resolved by arbitration in accordance with Section 22(b).

18. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

19. Indemnification. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company or any of its Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors and officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive’s activities during such prior period.

20. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

21. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 11(b), 11(f), 12, 13, 14, 16, 17, 19, 21 and 22.

22. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 18.

(b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 17 of this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.

(d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to the Company, to it at:

Burger King Corporation

5505 Blue Lagoon Drive

Miami, Florida 33126-2029

Attention: Chief Human Resources Officer

Telephone: 305-378-3755

Facsimile: 305-378-3189

with a copy to: General Counsel

Telephone: 305-378-7913

Facsimile: 305-378-7112

(ii) If to Executive, to his residential address as currently on file with the Company.

(h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(i) Counterparts. This Agreement may be executed in counterparts (including by facsimile or in portable document format (“PDF”)) each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k) Section 409A Compliance.

(i) The intent of the parties hereto is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) It is intended that each installment, if any, of the payments and benefits, if any, provided to Executive under Section 11(f) hereof shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.

(iii) All reimbursements and in-kind benefits provided under this Agreement (including without limitation, such reimbursements and in-kind benefits as set forth in Sections 4, 5, 10(a) and 11(f)(i) herein) shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) them with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(k)(iv) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(1) Certain other Definitions.

(i) “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

(ii) “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Such Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

(iv) “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

(v) “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

BURGER KING CORPORATION

/s/ Daniel S. Schwartz
Name: Daniel S. Schwartz
Title: Co-Chief Financial Officer

EXECUTIVE:

Steven M. Wiborg

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

BURGER KING CORPORATION

By:

Name:
Title:

EXECUTIVE:

/s/ Steven M. Wiborg
Steven M. Wiborg

Signature Page to Employment Agreement

ATTACHMENT 1

BURGER KING CORPORATION

EMPLOYEE CONSENT TO COLLECTION

AND PROCESSING OF PERSONAL INFORMATION

Burger King Corporation (the “Company”) has informed me that the Company collects and processes my personal information only for legitimate human resource and business reasons such as payroll administration, to fill employment positions, maintaining accurate benefits records, meet governmental reporting requirements, security, health and safety management, performance management, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collecting and processing my personal information for such human resource and business reasons.

I understand the Company may from time-to-time transfer my personal data to the corporate office of the Company (currently located in Miami, Florida, United States of America), another subsidiary, an associated business entity or an agent of the Company, located either in the United States or in another country, for similar human resource and business reasons. I HEREBY CONSENT to such transfer of my personal data outside the country in which I work to the corporate office in the United States of America, another subsidiary or associated business entity or agent for human resource management and business purposes.

I further understand the Company may from time-to-time transfer my personal information to a third party, either in the United States or another country, for processing the information for legitimate human resource and business purposes. I HEREBY CONSENT to the transfer of my personal information for such human resource purposes to a third party.

I understand the Company may from time-to-time collect and process personal information regarding my race and/or national origin for the limited use of complying with legal reporting requirements under the laws of the United States and/or any other state or country in which I work. I HEREBY CONSENT to the Company collecting and processing information regarding my race and/or national origin for this purpose.

10/21/10

Date:

/s/ Steven M. Wiborg
Steven M. Wiborg